Exhibit 99.1

For Immediate Release

CONTACTS:

Elixir Gaming

IR@elixirgaming.com

ELIXIR GAMING TECHNOLOGIES ANNOUNCES CIVIL ACTION

COMPLAINT FILED AGAINST THE COMPANY

Hong Kong – April 12, 2010 - Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) (“Elixir Gaming” or “the Company”), a leading technology and solutions provider to the Pan-Asian gaming industry, today announced that on March 26, 2010,  certain shareholders of the Company including Prime Mover Capital Partners L.P., Strata Fund L.P., Strata Fund Q.P. L.P., and Strata Offshore Fund, Ltd (collectively, the “Plaintiffs”) filed in the United States District Court for the Southern District of New York a complaint (the “Complaint”) against the Company and certain current and former directors and officers of the Company.

The Complaint alleges claims related to disclosures concerning the Company’s electronic gaming machine participation business, including but not limited to the alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, violations of Nevada Revised Statutes Sections 90.580(e) and 90.660(3), breach of fiduciary duty, and negligent misrepresentation.  The Plaintiffs allege that the Company and certain other defendants made false and misleading statements about its gaming participation business in filings with the SEC, press releases, and other industry and investor conferences and meetings during the period from June 13, 2007 and August 13, 2008 and that the Plaintiffs then purchased the securities at the inflated prices and later suffered economic losses when the price of the Company’s securities decreased.

The Plaintiffs seek unspecified damages, as well as interest, cost and attorneys’ fees.  The Company and its Board of Directors have engaged legal counsel to consider the claims set forth in the Complaint and the Company intends to respond to the Complaint in a time and manner consistent with applicable federal and state law.

Clarence Chung, Chairman and Chief Executive Officer, commented, “The Company intends to vigorously defend itself against these allegations and remains laser focused on driving continued improvements in our core operations.”

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About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a provider of gaming technology solutions. The Company secures long-term contracts to provide comprehensive turn-key solutions to 3, 4, and 5 star hotels and other well-located venues in Asia that seek to offer casino gaming products. The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with a focus on Cambodia and the Philippines markets.  For more information please visit www.elixirgaming.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the business of Elixir Gaming, its working capital requirements and future revenue and profitability.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to the costs incurred by Elixir Gaming in defending shareholder litigation and the outcome of any judgment or settlement with respect to such litigation, Elixir Gaming’s inability to place gaming machines at significant levels, whether the gaming machines placed generate the expected amount of net-win, the ability of Elixir Gaming to acquire additional capital as and when needed, the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010.  Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements.  Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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